Exhibit 1.01
Conflict Minerals Report of The Gap, Inc.
In accord with Rule 13p-1 under the Securities Exchange Act of 1934

I.	Introduction

This is the Conflict Minerals Report of The Gap, Inc. (the “Company,” “we,” “us,” or “our”) for calendar year 2017 in accordance with Rule 13p-1 promulgated under the Securities Exchange Act of 1934 (the “1934 Act”), as amended (“Rule 13p-1”). Please refer to Rule 13p-1, Form SD and 1934 Act Release No. 34-67716 for definitions of terms used in this Report, unless otherwise defined herein.

The Company is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, Intermix, and Weddington Way brands. The Company purchases branded product from independent vendors who manufacture our products in factories around the world. The Company’s products are available for purchase in more than 90 countries worldwide through company-operated stores, franchise stores, and e-commerce sites.

II.	Product Description and Related Matters (Instructions 1.01(c)(2))

This report relates to Company products for which certain conflict minerals may be necessary to the functionality or production of the products, that were contracted to be manufactured by the Company, and for which the manufacture was completed during the period from January 1, 2017 through December 31, 2017.

Of the four minerals that are subject to Rule 13p-1 (tin, tantalum, tungsten, and gold, or “3TG”), we believe that gold and tin are necessary to the functionality or production of certain branded products that the Company contracts to be manufactured (“In-Scope Products”).

The Company contracts to manufacture products that may contain 3TG, such as (1) apparel (products made with metallized yarns) or apparel products with trim, including, but not limited to, zippers, clasps on fashion accessories, underwire in brassieres and bathing suits, buttons and buckles, and (2) accessories, including watches, jewelry and other products with electronic components.

III.	Due Diligence (Instructions 1.01(c)(1))

A)	Design of Due Diligence Framework

The Company’s due diligence process is based on the Organization for Economic Cooperation and Development’s (OECD’s) Due Diligence Guidance for Responsible Supply Chains of Minerals from

Conflict-Affected and High-Risk Areas (“OECD Guidance”) and accompanying Supplements.1

It is important to note that the OECD Guidance was written for both upstream2 and downstream3 companies in the supply chain. As the Company is a downstream company in the supply chain, our due diligence practices were tailored accordingly.

B)	Due Diligence Measures Implemented

The Company does not have a direct relationship with any mineral smelters or refiners (“SORs”). Consequently, our due diligence fact-finding was completed via communications with our vendors. Working with our third-party service provider (“Service Provider”), we identified those vendors that we determined might utilize the 3TG minerals in light of the types of products that those vendors supply (in-scope vendors herein after referred to as “Vendors”). We then pursued communications with the Vendors.

Following the framework established by the OECD Guidance, due diligence measures undertaken by the Company included the following:

a.	Step One: Establish strong company management systems

•	In 2013, we adopted a Conflict Minerals Policy, which is publicly available at www.gapinc.com (follow the Sustainability, Gap Inc. policies links).

•	We formed an internal team, comprised primarily of individuals from our legal and supply chain departments, to oversee the due diligence process.

•	We retained outside counsel and a Service Provider to advise us on compliance with the conflict mineral rules.

•	We engaged the Service Provider to execute a due diligence process under the Company’s supervision.

•
A reasonable country of origin inquiry (“RCOI”) was conducted regarding 3TG in the In-Scope Products that was reasonably designed to determine whether any of the 3TG originated in the Democratic Republic of Congo or an adjoining country (“Covered Country”) or was from recycled or scrap sources;

•	We have a Code of Business Conduct hotline through which grievances can be reported; and

•	We report risk management findings to senior management.

1OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Supplement on Tin, Tantalum and Tungsten and Supplement on Gold, Third Edition, 2016;
http://www.oecd.org/corporate/mne/mining.htm.
2Upstream companies refer to those between the mine and SOR. As such, the companies typically include miners, local traders, or exporters from the country of mineral origin, international concentrate traders and SORs.
3Downstream companies refer to those entities between the SOR and retailer. As such, the companies typically include metal traders and exchanges, component manufacturers, product manufacturers, original equipment manufacturers (OEMs) and retailers.

b.	Step Two: Identify and assess risk in the supply chain

We provided our Service Provider with a list of our Vendors based on the Company’s influence over the manufacturing process (i.e., meeting the manufacture or contract to manufacture definitions in Rule 13p-1) and potential use of 3TG. These suppliers were engaged using the RCOI process described below.

Reasonable Country of Origin Inquiry

The Company’s Service Provider engaged with our Vendors to collect information about the presence and sourcing of the 3TG used in In-Scope Products using the Conflict-Free Sourcing Initiative’s Conflict Minerals Reporting Template (“CMRT”). The RCOI began with an introduction email from the Company to our Vendors describing the Conflict Minerals Compliance Program (“CMCP”) requirements. Vendors were offered two options to submit the required information, either by uploading the CMRT into MS Excel format or by completing an online survey version of the template.

Following the initial introduction and information request, reminder emails were sent to each non-responsive Vendor. The Vendors who remained non-responsive were contacted by telephone and offered assistance in providing the information requested. As needed, the escalation process consisted of direct outreach by the Company. A total of 240 Vendors were identified as in-scope for conflict mineral regulatory purposes and contacted as part of the RCOI process. Of these responding suppliers, 11% indicated one or more of the 3TG as necessary to the functionality or production of the products they supply to the Company.

Vendors were asked to provide information regarding the sourcing of their materials with the ultimate goal of identifying the 3TG SORs and associated mine countries of origin. Vendors who had already performed a RCOI through the use of the CMRT were asked to upload this document in the Service Provider’s system or to provide this information in the online survey version.

Where a Vendor was unable to provide a CMRT, we requested information on its suppliers of products or components which may require 3TG for their production or functionality. These suppliers, and subsequent tiers of suppliers, as needed, were then engaged.

Vendors were provided the opportunity to share information at a level at which they were most comfortable (i.e. company, product, or user-defined) but the declaration scope had to be specified in their response.

c.	Step Three: Design and implement a strategy to respond to identified risks

Vendor responses were evaluated for plausibility, consistency and gaps. Additional outreach was conducted to attempt to resolve the following types of quality concerns:

•	One or more SORs were listed for an unused metal,

•	SOR information was not provided for a used metal, or SOR identified was not a verified metal processor according to the Service Provider’s database,

•	Vendor answered “yes” to sourcing from a Covered Country, but none of the SORs listed in the Service Provider’s database are known to source from the region,

•	Vendor indicated that they have not received conflicts mineral data for each metal from all relevant suppliers,

•	Vendor indicated that they have not identified all of the SORs used for the In-Scope Products,

•	Vendor indicated they have not provided all applicable SOR information received, and

•	Vendor indicated 100% of the 3TG for the products covered by the declaration originates from scrap or recycled sources, but one or more SORs listed are not known to be exclusive recyclers.

d.	Step Four: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

For those Vendors using SORs that are known or thought to be sourcing from the Covered Countries, additional investigation was needed to determine the source and chain-of-custody of the 3TG. The Company’s Service Provider relied on the following internationally accepted audit standards to identify compliant SORs: the RMI Repsonsible Minerals Assurance Process ("RMAP"), the London Bullion Market Association Good Delivery Program and the Responsible Jewellry Council Chain-of-Custody Certification.

If the SOR was not certified by these internationally-recognized schemes, we attempted to contact the SOR to gain more information about their sourcing practices, including countries of origin and transfer, and whether there are any internal due diligence procedures in place or other processes the SOR takes to track the chain-of-custody on the source of its mineral ores. Relevant information includes whether the SOR has a documented, effective and communicated conflict-free policy, an accounting system to support a mass balance of materials processed, and traceability documentation. Internet research is also conducted to determine whether there are any outside sources of information regarding the SOR’s sourcing practices.

Of the SORs identified through our Vendors, only 7 SORs did not have a “compliant” determination. However, each of these 7 SORs are located in low risk countries (Level 1) according to the OECD.

e.	Step Five: Report on supply chain due diligence

The Form SD and Conflicts Mineral Report for calendar year 2017 will be filed with the Securities and Exchange Commission and made available on our website.

* * * * *

C)	Steps to Improve Diligence and Further Steps to Mitigate Risk

Since December 31, 2015, the Company took measures to strengthen its due diligence and information gathering practices.

The Company will endeavor to continuously improve upon its supply chain due diligence efforts in 2018 and beyond via the following measures:

•	Continue to assess the presence of 3TG in its supply chain

•	Clearly communicate expectations with regard to supplier performance, transparency and sourcing

•	Maintain a high response rate for RCOI process

•	Work with our Service Provider to continue to compare RCOI results to information collected via independent conflict free smelter validation programs such as the RMAP.

D)	Due Diligence Determination

Facilities Used to Process Necessary Conflict Minerals in In-Scope Products: While the Company has conducted a thorough due diligence and worked closely with its Vendors to survey the conflict minerals supply chain (as described above), we were not able to identify with reasonable certainty facilities used to process necessary conflict minerals used in In-Scope Products. However, based on the information acquired through the due diligence process, the Company believes that the facilities that may have been used to process the 3TG necessary to the functionality of the In-Scope Products include the smelters and refiners listed in Annex I.

Information About Country of Origin of Necessary Conflict Minerals Used in In-Scope Products: While the Company has conducted a thorough due diligence and worked closely with its Vendors to survey the supply chain (as described above), we were not able to determine with reasonable certainty the countries of origin of 3TGs used in In-Scope Products or whether the 3TG in In-Scope Products are from recycled or scrap sources.

Information About Efforts to Determine Mine or Location of Origin: The description of our due diligence exercise set forth above under the heading “Due Diligence” covers the Company’s efforts to determine the mine or location of origin with the greatest possible specificity.

Having completed the due diligence exercise in good faith, the Company is unable to determine with certainty whether or not the 3TG necessary to the functionality or production of In-Scope Products is DRC conflict free.

IV.	Independent Private Sector Audit

Based on the Company’s declaration of DRC conflict undeterminable, a private sector audit is not required.

ANNEX I

Metal	Official Smelter Name	RMI Certified
Gold	Aida Chemical Industries Co., Ltd.	Yes
Tin	Alpha	Yes
Gold	Asahi Pretec Corporation	Yes
Gold	Asaka Riken Co., Ltd	Yes
Gold	Aurubis AG	Yes
Gold	CCR Refinery - Glencore Canada Corporation	Yes
Gold	Chimet S.p.A.	Yes
Tin	China Tin Group Co., Ltd.	Yes
Tin	CNMC (Guangxi)PGMA Co., Ltd.	No
Tin	CV Tiga Sekawan	Yes
Tin	CV United Smelting	Yes
Tin	CV Venus Inti Perkasa	Yes
Tin	Dowa	Yes
Gold	Elemetal Refining, LLC	No
Tin	EM Vinto	Yes
Tin	Fenix Metals	Yes
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	Yes
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	Yes
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	Yes
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	Yes
Gold	Heraeus Metals Hong Kong Ltd.	Yes
Gold	Heraeus Precious Metals GmbH & Co. KG	Yes
Tin	Huichang Jinshunda Tin Co., Ltd.	Yes
Gold	Istanbul Gold Refinery	Yes
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	Yes
Tin	Jiangxi New Nanshan Technology Ltd.	Yes
Gold	LS-NIKKO Copper Inc.	Yes
Tin	Malaysia Smelting Corporation (MSC)	Yes
Gold	Matsuda Sangyo Co., Ltd	Yes
Tin	Melt Metais e Ligas S.A.	Yes
Tin	Metallo Belgium N.V.	Yes
Gold	Metalor Technologies (Hong Kong) Ltd.	Yes
Gold	Metalor Technologies SA	Yes
Gold	Metalor USA Refining Corporation	Yes
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Yes
Tin	Mineracao Taboca S.A.	Yes
Tin	Minsur	Yes
Gold	Mitsubishi Materials Corporation	Yes
Tin	Mitsubishi Materials Corporation	Yes
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Yes
Gold	Nihon Material Co., Ltd.	Yes
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Yes
Gold	Ohura Precious Metal Industry Co., Ltd.	Yes
Tin	Operaciones Metalurgical S.A.	Yes

Tin	PT Bangka Prima Tin	Yes
Tin	PT Bangka Tin Industry	Yes
Tin	PT Belitung Industri Sejahtera	Yes
Tin	PT DS Jaya Abadi	Yes
Tin	PT Menara Cipta Mulia	Yes
Tin	PT Mitra Stania Prima	Yes
Tin	PT Prima Timah Utama	Yes
Tin	PT Refined Bangka Tin	Yes
Tin	PT Stanindo Inti Perkasa	Yes
Tin	PT Sukses Inti Makmur	Yes
Tin	PT Timah (Persero) Tbk Kundur	Yes
Tin	PT Timah (Persero) Tbk Mentok	Yes
Tin	PT Tinindo Inter Nusa	Yes
Tin	PT Tommy Utama	Yes
Gold	Republic Metals Corporation	Yes
Gold	Royal Canadian Mint	Yes
Tin	Rui Da Hung	Yes
Gold	Safimet S.p.A	Yes
Gold	SEMPSA Joyeria Plateria S.A.	Yes
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd	Yes
Gold	Sumitomo Metal Mining Co., Ltd.	Yes
Gold	Tanaka Kikinzoku Kogyo K.K.	Yes
Tin	Thaisarco	Yes
Gold	Umicore Brasil Ltda.	Yes
Gold	Umicore S.A. Business Unit Precious Metals Refining	Yes
Gold	United Precious Metal Refining, Inc.	Yes
Tin	White Solder Metalurgia e Mineracao Ltda.	Yes
Gold	WIELAND Edelmetalle GmbH	Yes
Tin	Yunnan Tin Company Limited	Yes
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Yes